EXHIBIT 4.2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                               CEPTOR CORPORATION

                           CONVERTIBLE PROMISSORY NOTE
                                (non-negotiable)

                                                           Hunt Valley, Maryland
$___,000.00                                                       April 23, 2004

      FOR VALUE RECEIVED Ceptor Corporation, a Delaware corporation (the "Company"), promises to pay to _________________, a ______ corporation (the "Holder"), at the office of the Holder, the principal amount of __________ thousand dollars and No/100ths ($___,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this Note on the unpaid principal balance at a rate equal to eight (8%) percent per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then accrued but unpaid interest and any other amounts payable hereunder, shall be due and payable on the earlier of (i) the Next Financing (as hereinafter defined) or (ii) October 22, 2004 (the "Maturity Date").

      The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

      1. Certain Definitions.

            (a) "Conversion Securities" means the shares of common stock, par value $0.00001 per share (the "Common Stock"), of Xechem International, Inc (the "Parent") with such rights, preferences, privileges and restrictions, contractual or otherwise, as the set forth in the Certificate of Incorporation and bylaws of Parent.

            (b) "Conversion Price" means the lesser of (i) seven cents ($0.07) per share, or (ii) seventy-five (75%) percent of the Market Price of the Conversion Securities on the Conversion Date.

            (c) "Default" means:

                  i) the Company shall default in the payment of interest and/or principal on this Note (subject to the right of the Holder to convert all of the presently due and outstanding principal and/or interest owing under this Note into Conversion Securities upon which this Note shall not be deemed in Default) and such default shall continue for ten (10) business days after the due date thereof; or


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                  ii) any of the representations or warranties made by the
            Company or Parent herein or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of Parent or the Company to Holder in connection with the execution and delivery of this Note or such other documents shall be false or misleading in any material respect at the time made; or

                  iii) Parent or the Company shall fail to materially perform or observe any covenant or agreement in the Note Purchase Agreement, or any other covenant, term, provision, condition, agreement or obligation of Parent or the Company under this Note and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure; or

                  iv) the Company shall (1) become insolvent; (2) admit in
            writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  v) a trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                  vi) any governmental agency or any court of competent
            jurisdiction at the insistance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

                  vii) the Company shall sell or otherwise transfer all or
            substantially all of its assets; or

                  viii) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within thirty (30) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

                  ix) the Company shall be in default of any of its
            indebtedness, including but not limited to its senior lending facility, and the holders thereof shall have accelerated such indebtedness; or

                  x) the Company shall be in material default of any of its
            indebtedness that gives the holder thereof the right to accelerate such indebtedness.


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

            (d) "Next Financing" means the next transaction (or series of related transactions) after the date of this Note in which the Company issues and sells shares of its capital stock in exchange for aggregate gross proceeds of at least $1.0 million (including any amounts received upon conversion or cancellation of indebtedness).

            (e) "Market Price" means the price per share of the Conversion Securities determined as follows:

                  i) If the Conversion Securities are listed on NASDAQ, the
            average closing bid price for the ten Trading Days immediately preceding the date of valuation;

                  ii) If the Conversion Securities are listed on the New York
            Stock Exchange or the American Stock Exchange, the average closing bid price for the ten Trading Days immediately preceding the date of valuation;

                  iii) If neither (i) nor (ii) apply but the Conversion
            Securities are quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, the lesser of (A) the last sales price or (B) the mean between the last reported "bid" and "asked" prices thereof in each case, for the ten Trading Days immediately preceding valuation; and

                  iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Parent for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Parent, and the prices at which shares of Conversion Securities recently have been traded. Such determination shall be conclusive and binding on all persons.

      During any period in which a Market Price shall be used to determine a Conversion Price, Holder agrees that neither Holder nor any person or entity controlling, controlled by or under common control with Holder shall enter or place any short transaction orders in the Conversion Securities.

      2. Prepayment. The Company may prepay this Note at any time, in whole or in part, provided any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

      3. Conversion at the Option of the Holder. The Holder of this Note shall have the following conversion rights.

            (a) Holder's Right to Convert. This Note shall be convertible, in whole or in part, at any time following delivery of notice to the Company and Parent (at the address and in the manner set forth in the Note Purchase Agreement pursuant to which this form of Note is attached as Exhibit A) of the existence of a Default under the Note, not cured within 48 hours thereof at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of the Conversion Securities. If this Note is converted in part, the remaining portion of this Note not so converted shall remain entitled to the conversion rights provided herein.


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            (b) Conversion Price for Holder Converted Shares. The Outstanding
      Principal Amount of this Note and interest that is converted into Conversion Securities at the option of the Holder shall be convertible at the Conversion Price.

            (c) Mechanics of Conversion. In order to convert this Note (in whole or in part) into full Conversion Securities, the Holder (i) shall give written notice in the form of EXHIBIT 1 hereto (the "Conversion Notice") by facsimile to the Company and the Parent at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and default payments) specified therein, which such notice and election shall be revocable by the Holder at any time prior to its receipt of the Conversion Securities upon conversion, and (ii) as soon as practicable after such notice, shall surrender this Note, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Parent; provided, however, that the Parent shall not be obligated to issue certificates evidencing the shares of the Conversion Securities issuable upon such conversion unless either the Note evidencing the principal amount is delivered to the Parent as provided above, or the Holder notifies the Parent that such Note(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Parent to indemnify the Parent from any loss incurred by it in connection with such lost, stolen or destroyed Notes. If a Holder is converting less than the maximum number of shares it may convert under its Note, the Company shall, upon notice received from Holder and Parent of such facts with documentary copies of all notices, Conversion Securities issued, and cancelled notes, shall reissue the Note with the appropriate remaining principal amount as soon as practicable after the Parent shall have received the Holder's surrendered Note and the Company has received copies of all documents to its satisfaction.

      The Parent shall issue and deliver within one business day of the delivery to the Parent of such Conversion Notice, to such Holder of Note(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Conversion Securities to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Price and a Note for the principal amount not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Parent received by facsimile the Conversion Notice, and the person or persons entitled to receive the Conversion Securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Conversion Securities on such date.

      In lieu of delivering physical certificates representing the Conversion Securities issuable upon conversion of Notes, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Parent shall use its best efforts to cause its transfer agent to electronically transmit the Conversion Securities issuable upon conversion or exercise to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the Conversion Securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Securities at the close of business on the Holder Conversion Date.


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            (d) Limitations on Right to Convert. In no event shall the Holder be permitted to convert this Note in excess of that amount upon the Conversion of which the number of Conversion Securities to be issued pursuant to such Conversion, when added to the number of shares of Conversion Securities issued pursuant to all prior Conversions of the Note, would exceed 19.99% of the number of shares of Parent common stock outstanding on the Closing Date (subject to equitable adjustment from time to time for the events described below) (the "Cap Amount"), except that such limitation shall not apply in the event that Parent obtains the approval of the holders of a majority of the Parent's outstanding common stock ("Stockholder Approval") for the issuance of Conversion Securities in excess of the Cap Amount.

      In the event that Stockholder Approval shall be required for the issuance of Conversion Shares in excess of the Cap Amount, Parent may elect to prepay this Note in full after which neither Parent nor Company shall have any further obligation with respect thereto. In the event Parent does not repay this Note in full within two (2) business days of receipt of a Conversion Notice that requires Stockholder Approval, Parent shall use its reasonable best efforts to effect Stockholder Approval of the Conversion within sixty (60) days of receipt of such Conversion Notice. Parent may at any time prior to the receipt of Stockholder Approval, repay all of the outstanding principal and or interest under the Note or such amount as will then result in a Conversion below the Cap Amount, instead of obtaining a required Stockholder Approval of the Conversion. In the event the Stockholder Approval has not been obtained within the timeframe set forth and Parent has not repaid the Note, the Note Holders shall have the option at any time to force Parent's repayment of all of the outstanding principal and/or interest under the Note at a sum equal to 100% of the outstanding principal and/or interest balance then due.

      In the event Holder has given a Conversion Notice, such put into Conversion Securities, or conversion right, shall be available to Holder for a period of thirty (30) days following the date of the Conversion Notice following which thirty (30) day period no further conversion of the Note into Conversion Securities shall be permitted.

            (e) Fractional Shares; Interest; Nonassessable; Effect of Conversion. Any fractional shares to be issued upon conversion of this Note shall be rounded to the nearest whole share. The Parent covenants that the shares of Conversion Securities issuable upon the conversion of this Note will, upon conversion of this Note, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof. Upon conversion of this Note in full and the payment of the amounts specified in this Section 3, the Company and Parent shall be forever released from all their respective obligations and liabilities under this Note, although the obligations under the Note Purchase Agreement of which this Note is a part, shall survive.


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            (f) Further Assurances. In connection with the conversion of this
      Note, the Holder, by acceptance of this Note, agrees to execute all agreements and other documents executed by the investors in the Next Financing.

      4. Miscellaneous.

            (a) Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

            (b) Payment. All payments under this Note shall be made in lawful tender of the United States.

            (c) Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

            (d) Usury. In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

            (e) Waiver and Amendment. Any provision of this Note may be amended, waived or modified only by an instrument in writing signed by the party against which enforcement of the same is sought.

            (f) Notices. Any notice, request or other communication required or permitted hereunder shall be given in accordance with the Note Purchase Agreement.

            (g) Expenses; Attorneys' Fees. If action is instituted to collect this Note, the Company promises to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action.

            (h) Successors and Assigns. This Note may be assigned or transferred by the Holder only with the prior written approval of the Company. Subject to the preceding sentence, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Company shall maintain a registry, in accordance with U.S. Treasury Regulation
      Section 5f.103-1(c)(1) and (2), evidencing its obligation to pay principal and interest to the Holder pursuant to this Note. Such registry shall represent the record of ownership and right to receive principal and interest pursuant to this Note. A transfer of the right to receive principal and interest under this Note shall be transferable only through an appropriate entry in the registry.


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            (i) Governing Law. THIS NOTE SHALL BE GOVERNED IN ALL RESPECTS BY
      THE LAWS OF THE STATE OF DELAWARE AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE.

      IN WITNESS WHEREOF, the Company has caused this Note to be executed by its officers thereunto duly authorized.

                                        CEPTOR CORPORATION.


                                        By:
                                           -------------------------------------
                                        Name:  William Pursley
                                        Title: Chief Executive Officer


                                        XECHEM INTERNATIONAL, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:


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